Exhibit 24.2

Registration Statement

RESOLUTION OF THE

BOARD OF DIRECTORS OF

PACIFIC GAS AND ELECTRIC COMPANY

February 13, 2024

BE IT FURTHER RESOLVED that for the purposes of facilitating the signing and filing of each Registration Statement and any amendments (including pre-effective amendments or post-effective amendments) or supplements thereto, each of CHRISTINE M. DESANZE, ROBIN J. REILLY, HENRY WEINTRAUB, BRIAN M. WONG and JOSEPH C. YU (the “Authorized Delegated Officers”) be, and each of them with full power and authority to act without the others hereby is, designated as attorney-in-fact and agent for the Company with full power of substitution and resubstitution; and the officers and directors of the Company be, and each of them with full power and authority to act without the others hereby is, authorized, empowered and directed to grant their several powers of attorney and the power of attorney of the Company to the Authorized Delegated Officers, and to each of them with full power and authority to act without the others;

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I, BRIAN M. WONG, do hereby certify that I am Vice President, General Counsel and Corporate Secretary of Pacific Gas and Electric Company, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a true and correct extract from a resolution that was duly adopted by the Board of Directors of said corporation at a meeting of said Board of Directors, which was duly and regularly called and held on February 13, 2024; and that this resolution has never been amended, revoked or repealed, but is still in full force and effect.

WITNESS my hand hereunto affixed this 12th day of April, 2024.

/s/ Brian M. Wong
Brian M. Wong Vice President, General Counsel and Corporate Secretary Pacific Gas and Electric Company